UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

RICI® LINKED – PAM ADVISORS FUND, LLC
(Exact name of registrant as specified in its charter)

DELAWARE	38-3743129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
c/o Price Asset Management, Inc.
141 West Jackson Blvd., Suite 1340A
Chicago, IL  60604
(Address of principal executive offices) (zip code)

 (312) 261-4431
(Registrant’s telephone number, including area code)

__________________________

Copies to:

James B. Biery
Blake Fillion
Sidley Austin llp
One South Dearborn
Chicago, Illinois 60603
Phone: 312-853-7000
Fax: 312-853-7036

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:	RICI® Linked – PAM Total
Index Series LLC Interests (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check	Smaller reporting company	☒
if a smaller reporting company)

Table of Contents

Item 1: Business	1

Item 1A: Risk Factors	12

Item 2: Financial Information	12

Item 3: Properties	17

Item 4: Security Ownership of Certain Beneficial Owners and Management	17

Item 5: Directors and Executive Officers	18

Item 6: Executive Compensation	19

Item 7: Certain Relationships and Related Transactions, and Director Independence	20

Item 8: Legal Proceedings	20

Item 9: Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.	20

Item 10: Recent Sales of Unregistered Securities	21

Item 11: Description of Registrant’s Securities to be Registered	22

Item 12: Indemnification of Directors and Executive Officers	25

Item 13: Financial Statements and Supplementary Data	26

Item 14: Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	26

Item 15: Financial Statements and Exhibits	26

i

Item 1: BUSINESS

RICI® Linked - PAM Advisors Fund, LLC —  RICI® Linked - PAM Total Index Series

ORGANIZATIONAL CHART

RICI® Linked - PAM Total Index Series
Three Additional Series
Limited Liability Company Agreement
Price Asset Management, Inc.
RICI® Linked - PAM Advisors Fund, LLC
Customer Agreement
Marketing Agreement
Uhlmann Price Securities, LLC
Price Futures Group, Inc.
Introducing Broker Agreement
Man Financial Inc.
Global Futures, Forward and Swap Markets

Price Asset Management, Inc. (“PAM” or the “Managing Member”) acts as managing member, commodity pool operator and commodity trading advisor of RICI® Linked - PAM Advisors Fund, LLC (the “Company”) of which RICI® Linked - PAM Total Index Series is a series (the “Total Index Series”).  The Company consists of four series, the assets and liabilities of which are segregated from each other pursuant to Delaware law.  Only the limited liability company interests in the Total Index Series are being registered pursuant to this Registration Statement on Form 10.

Other than Man Financial Inc. all of the entities indicated in the organizational chart above are affiliated.  See “ – Conflicts of Interest” and “Item 7: Certain Relationships and Related Transactions, and Director Independence” below.

(a)	General Development of Business

The Total Index Series is a series of the Company that primarily invests its funds in a portfolio of futures contracts traded on recognized U.S. and non-U.S. markets, but may also trade over-the-counter forward or swap contacts, pursuant to the trading and investment methodology of PAM.  The Total Index Series began its trading activities on May 8, 2007.

The Company is a Delaware series limited liability company organized on October 3, 2006 under the Delaware Limited Liability Company Act (the “Act”) issuing different series (“Series”) of limited liability company interests (the “Interests”).  Section 18-215 of the Act provides that, if certain conditions (as set forth in Section 18-215) are met, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series.  Accordingly, the assets of one Series of the Company include only those funds and other assets that are paid to, held by or distributed to the Company on account of and for the benefit of that Series, including, without limitation, funds delivered to the Company for the purchase of interests in that Series.  However, the limitations on inter-series liability provided by Section 18-215 have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of the Company generally where the assets of such other Series or of the Company generally are insufficient to meet its liabilities.  The Company may establish and offer Interests in additional Series in the future with the same or different business terms without any notice to or consent of members.

Price Asset Management, Inc., an Illinois corporation, is the managing member, commodity pool operator (“CPO”) and commodity trading advisor (“CTA”) of the Company and the Total Index Series.  Under its Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company has delegated all aspects of the Company and the Total Index Series’ management to PAM.  Accordingly, PAM controls and manages the business of the Company and the Total Index Series, and members of the Company, including those holding Interests in the Total Index Series (“Members”), have no right to participate in management or control of the Company or the Total Index Series.  PAM has been continuously registered with the Commodity Futures Trading Commission (“CFTC”) as a CPO since September 28, 2000 and as a CTA since March 3, 1999, and has been a member of the National Futures Association in such capacities since May 3, 1999.

Although Members have no right to participate in the control or management of the Company or the Total Index Series, Members are entitled to (i) vote on, by a majority of Net Asset Value (as defined below) of Interests affected, certain changes to the Operating Agreement, (ii) receive unaudited monthly financial information and audited annual financial statements, (iii) review, subject to the confidentiality provision in the Operating Agreement, any material available to PAM relating to the Company, the Total Index Series, the operations of the Company and the Total Index Series, the offering of Interests, and the commodity experience and trading history of the principals and affiliates of PAM, (iv) withdraw its Interest from the Total Index Series as of each month-end, unless withdrawals have been suspended pursuant to the Operating Agreement and (v) exchange an Interest in the Total Index Series for an Interest in a different Series of the Company as of each month-end.

PAM may make certain amendments to the Operating Agreement without the need of obtaining Members’ consent including, but not limited to, in any manner that does not materially adversely affect the rights of the Company’s members as a whole.  These amendments can also be for clarification of inaccuracies or ambiguities, to avoid certain events as set forth in the Operating Agreement or to include any other changes PAM deems advisable in order to comply with the law or the Operating Agreement.

As of December 31, 2008, the aggregate Net Asset Value of the Total Index Series was $86,021,475.

The Total Index Series’ fiscal year ends on December 31.

The Total Index Series has no subsidiaries.

The Total Index Series will terminate when the first of the following occurs:

(i) Dissolution of the Company, which shall occur upon the first to occur of the following events:

(1) PAM declares in writing that the Company shall be dissolved and gives notification thereof to its investors;

(2) Withdrawal, insolvency, bankruptcy or dissolution of PAM; provided, however, that no event shall cause the dissolution of the Company if at the time of such event there is at least one other managing member of the Company and such other managing member carries on the business of the Company; or

(3) The entry of a decree of judicial dissolution of the Company under Section 18-202 of the Act.

(ii) The Managing Member declares in writing that the Total Index Series shall be terminated and gives notification thereof to investors of the Total Index Series.

(iii) The entry of a decree of judicial dissolution of the Total Index Series under Section 18-215(1) of the Act.

The Total Index Series has not, to date, (1) been the subject of any bankruptcy, receivership or similar proceeding, (2) undergone any material reclassification, merger or consolidation or (3) had any material amount of its assets acquired or disposed of other than in the ordinary course of its business.

The Total Index Series is not a registered investment company or mutual fund.  Accordingly, Members do not have the protections afforded by the Investment Company Act of 1940, as amended (the “1940 Act”).

(b)	Narrative Description of Business

General

The assets of the Total Index Series are managed by PAM to replicate, as closely as possible, the positions represented by the Rogers International Commodity Index® (the “Index”).  The Index is

a composite, U.S. dollar-based, total return index created by James Beeland Rogers, Jr. (“Mr. Rogers”) in July 1998. The Index was designed to meet the need for consistent investing in a broad based international vehicle; it represents the value of a basket of commodities consumed in the global economy, including agricultural, energy and metal products.  The Index is tracked via futures contracts on 36 different exchange-traded physical commodities, quoted in four currencies, listed on eleven exchanges in five countries and weighted based on an assessment of each commodity’s relative importance to international commerce.  The specific components and weighting of the Index are determined by Mr. Rogers and a committee consisting of representatives of a number of providers and/or distributors of investment products linked to the Index (the “RICI® Committee”), although Mr. Rogers is the final arbiter with respect to any changes of the Index’s components or their weightings.

The assets of the Total Index Series will generally consist of cash, cash equivalents with maturities of three months or less, U.S. government-sponsored enterprises or securities issued by federal agencies, and, to replicate the Index, futures contracts listed and actively traded on domestic and foreign regulated futures exchanges.  The assets could also include over-the-counter forward contracts and swaps in lieu of corresponding futures contracts if PAM, in its sole discretion, decides that such substitution is in the best interests of the Total Index Series.  The Total Index Series may also trade currency forward contracts in connection with hedging the Total Index Series’ currency exchange rate risk related to the Total Index Series’ non-U.S. dollar denominated futures positions.  PAM has authority over the Total Index Series’ assets to trade in the futures, forward and swap markets.  Man Financial Inc. (“MFI”) currently serves as the clearing broker of the Total Index Series and Price Futures Group, Inc. (“PFG”), an introducing broker registered with the CFTC, serves as introducing broker.  The offices of the Company, where the Company and the Total Index Series’ books and records are kept, are located at PAM’s office: 141 West Jackson Blvd., Suite 1340A, Chicago, IL, 60604.

Description of Trading Approach

In trading for the Total Index Series, PAM’s trading method is to replicate, as closely as possible, the positions represented by the Index.  The Total Index Series will invest its funds in a portfolio of futures contracts traded on recognized U.S. and non-U.S. exchanges as dictated by the Index.  The Total Index Series may, from time to time, access certain markets represented in the Index through “over-the-counter” forward or swap contracts, although PAM does not anticipate that any such forward or swap contracts will represent a significant portion of the Total Index Series.  The use of forward or swap contracts may cause the Total Index Series’ performance to deviate from the performance of the Index more so than if the Total Index Series acquired such positions via futures contracts.

PAM utilizes a series of rules which generally generate trading instructions designed to produce a portfolio of trades and positions in commodities which should track the Index.  PAM will enter trades consistent with those instructions.  PAM believes that the Total Index Series’ management activities will produce a return which reflects changes in the Index plus or minus 1.5% on an annual basis before fees and expenses applicable to the Total Index Series, although there can be no assurance that the Total Index Series’ annual deviation from the Index will not be greater than plus or minus 1.5% before fees and expenses.  With respect to the execution of trades, PAM may rely to an extent upon the judgment of others, including dealers, bank traders and floor brokers.  No assurance is given that it will be possible to execute trades regularly at or near the desired buy or sell price.

Since the Total Index Series’ portfolio is based on the Index, there is no active trading by PAM in the traditional sense.  Unlike most other commodity pools, commodity futures are not  bought or sold to take advantage of hoped-for price movement.  Instead, PAM engages in only two types of trading on behalf of the Total Index Series, as described below.

                A substantial portion of the trading by PAM is made for the purpose of rolling positions from near delivery dates to later delivery dates in order to ensure that the Total Index Series will not take actual delivery of a physical commodity. These rolling trades, made pursuant to a predetermined formula and rules, are placed and effected, to the extent possible, as spread transactions, in which the Total Index Series simultaneously buys and sells futures contracts corresponding to the same commodity, but for delivery in different months, as a single transaction.  PAM also engages in trading, monthly as necessary, to rebalance the Total Index Series’ exposure to each commodity to its intended weighting within the Index.  Such rebalance trades are outright trades (buy to increase exposure or sell to decrease exposure), unlike the roll trades effected as spreads.

The RICI® Committee reviews the Index at least annually to determine whether it may be necessary to change the components or relative weighting of the Index; however, such changes may be made at any time.  Mr. Rogers, as the founder and owner of the Index, chairs the RICI® Committee and is the final arbiter of its decisions.  If an adjustment of the Total Index Series is necessary to reflect an adjustment in the Index, PAM may add or subtract futures, forward or swap contracts to the Total Index Series and rebalance the Total Index Series’ portfolio accordingly. While the Index will be reviewed on at least an annual basis, there is no assurance that any adjustments will be made to the Index and the Total Index Series’ portfolio as a result.

Generally, if prices of commodities rise, then the value of an investment in the Total Index Series should appreciate. Correspondingly, if commodity prices decline, then the value of an investment in the Total Index Series should go down.  Investors in the Total Index Series will receive a positive return on investment only if the prices of the raw materials represented in the Total Index Series’ portfolio (plus interest income) increase at a rate that exceeds the Management Fee (as defined below), the Servicing Fee (if applicable and as defined below) and other expenses of the Total Index Series.  See “– Charges” below.

The Index

As of April 1, 2009, the Index consisted of the following commodities and weightings:

COMMODITY	Index	Futures Exchange	Currency (if not U.S. Dollars)
ENERGY
Crude Oil	21.00%	NYMEX
IPE Brent	14.00%	ICE
RBOB Gasoline	3.00%	NYMEX
Natural Gas	3.00%	NYMEX
Heating Oil	1.80%	NYMEX
IPE Gas Oil	1.20%	ICE
Total Energy	44.00%
METALS
Copper	4.00%	LME
Aluminum	4.00%	LME

Gold	3.00%	COMEX
Silver	2.00%	COMEX
Lead	2.00%	LME
Zinc	2.00%	LME
Platinum	1.80%	COMEX
Nickel	1.00%	LME
Tin	1.00%	LME
Palladium	0.30%	COMEX
	21.10%

AGRICULTURE
Wheat	7.00%	CBOT
Corn	4.75%	CBOT
Cotton	4.20%	NYCE
Soybeans	3.35%	CBOT
Soybean Oil	2.00%	CBOT
Live Cattle	2.17%	CME
Sugar	2.00%	CSCE
Coffee	2.00%	CSCE
Lumber	1.00%	CME
Lean Hogs	1.00%	CME
Cocoa	1.00%	CSCE
Rubber	1.00%	TOCOM	Japanese Yen
Soybean Meal	0.75%	CBOT
Canola	0.67%	WCE	Canadian Dollar
Orange Juice	0.66%	NYCE
Oats	0.50%	CBOT
Rice	0.50%	CBOT
Barley	0.10%	WCE	Canadian Dollar
Azuki Beans	0.15%	TGE	Japanese Yen
Greasy Wool	0.15%	SFE	Australian Dollar
	34.90%
Total	100.00%

Guide to Futures Exchanges:
CBOT: Chicago Board of Trade                                                                                                          CME: Chicago Mercantile Exchange
COMEX: Commodity Exchange—NY                                                                                                CSCE: Coffee, Sugar and Cocoa Exchange
ICE: Intercontinental Exchange                                                                                                           LME: London Metals Exchange
NYCE: New York Cotton Exchange                                                                                                    NYMEX: New York Mercantile Exchange
SFE: Sydney Futures Exchange                                                                                                         TGE: Tokyo Grain Exchange
TOCOM: Tokyo Commodity Exchange                                                                                            WCE: Winnipeg Commodity Exchange

Regulation

Under the Commodity Exchange Act, as amended (the “CEA”), commodity exchanges and futures trading are subject to regulation by the CFTC.  National Futures Association (“NFA”), a “registered futures association” under the CEA, is the only non-exchange self-regulatory organization for futures industry professionals.  The CFTC has delegated to NFA responsibility for the registration of CTAs, CPOs, futures commission merchants (FCMs), introducing brokers (IBs)

and their respective associated persons and “floor brokers” and “floor traders.”  The CEA requires CPOs and CTAs, such as PAM, commodity brokers or FCMs, such as MFI, and IBs, such as PFG, to be registered and to comply with various reporting and record keeping requirements.  The CFTC may suspend a CPO’s or a CTA’s registration if it finds that its trading practices tend to disrupt orderly market conditions or in certain other situations.  In the event that the registration of PAM as a CPO or a CTA were terminated or suspended, PAM would be unable to continue to manage the business of the Total Index Series.  Should PAM’s registration be suspended, termination of the Total Index Series might result.

In addition to such registration requirements, the CFTC and certain commodity exchanges have established limits on the maximum net long or net short position which any person may hold or control in particular commodities.  Most exchanges also limit the changes in futures contract prices that may occur during a single trading day.

Items 101(h)(4)(i) through (viii), (x) and (xi) of Regulation S-K are not applicable.

The Total Index Series has no employees.

(c)	Total Index Series Assets and Cash Management Income

(i) Total Index Series Assets and Custody of Assets

The Total Index Series’ assets are not used to “purchase” any futures contracts, but rather as margin, that is “good faith” deposits, to secure the Total Index Series’ obligations under the positions which it holds.  PAM will generally commit as margin for futures contracts, between approximately 10% and 20% of the Total Index Series’ assets with its clearing broker, to be held in accordance with Section 4d(a)(2) of the CEA and CFTC regulations thereunder.  Although actual margin amounts may be more or less than such percentages from time to time, PAM intends to hold no more than 20% of the Total Index Series’ assets at any time with CFTC-registered commodity brokers within customer segregated accounts.  PAM withdraws cash amounts in excess of margin requirements on a weekly basis and such excess cash is held at one or more major federally chartered banks, primarily in custodial accounts in the form of cash, cash equivalents with maturities of three months or less, and U.S. government-sponsored enterprises or securities.

In connection with the Total Index Series’ forward trading, if any, a portion of the Total Index Series’ funds may be kept on deposit with the banks and forward dealers with which the Total Index Series trades in the form of cash, cash equivalents with maturities of three months or less, and U.S. government-sponsored enterprises or securities.  Such funds are generally not protected by the same customer funds segregation requirements imposed on CFTC-regulated brokers.  However, PAM intends to engage in forward trading on behalf of the Total Index Series only with large, well-capitalized banks and dealers.

In connection with the Total Index Series’ foreign futures trading, a portion of the Total Index Series’ funds may be kept on deposit, in the form of cash or foreign government securities, in accounts inside or outside the U.S. with entities eligible to act as depositories under the CFTC regulations governing foreign futures trading in the following jurisdictions: Australia, Canada, England and Japan.

Approximately 90% of the Total Index Series’ assets, excluding the assets used to satisfy margin requirements, is invested in cash, cash equivalents with maturities of three months or less,

and U.S. government-sponsored enterprises or securities (or, to a limited extent, foreign government securities in connection with trading on non-U.S. exchanges), other CFTC-authorized investments and certain other money market instruments (e.g., bankers acceptances and Eurodollar or other time deposits) and held at one or more major federally chartered U.S. banking institutions.  PAM will not commingle the property of the Total Index Series with the property of the Company generally or any other Series, person or entity (assets deposited with futures brokers and held in customer segregated accounts or deposited with banks and/or forward contract or swap dealers in connection with the Total Index Series trading activities shall not constitute a prohibited commingling).

The Total Index Series does not and will not: (1) invest in any equity security or (2) make loans to any person or entity (other than by the purchase of debt instruments, such as those issued by U.S. government-sponsored enterprises, as described above).

(ii) Interest Income

Any interest earned on margin deposits and assets invested in cash, cash equivalents with maturities of three months or less, and U.S. government-sponsored enterprises or securities will accrue to the Total Index Series.

(d)	Charges

Recipient	Nature of Payment	Amount of Payment
PAM and the Marketing Representative	Management Fee
The Total Index Series pays PAM, monthly in arrears, a management fee equal to 0.054167 of 1% of the month-end Net Asset Value of each Member’s capital account in the Total Index Series (a 0.65% annual rate) (the “Management Fee”).  PAM shares a portion of its Management Fee with Uhlmann Price Securities, LLC, the Company’s marketing representative (the “Marking Representative”).

Selling Agent	Servicing Fee
Members introduced to the Total Index Series through the Marketing Representative by approved qualified registered investment advisors are not be charged a Servicing Fee.  Members introduced to the Total Index Series by an approved selling agent (a “Selling Agent”) will be charged a monthly servicing fee of up to 1% per annum as agreed, or as otherwise agreed, between the Member and such Member’s Selling Agent. The Servicing Fee will be deducted from such Member’s capital account and paid to such Member’s Selling Agent monthly in arrears based on the month-end Net Asset Value of such Member’s capital account in the Total Index Series.

Recipient	Nature of Payment	Amount of Payment
Clearing Brokers	Brokerage Commissions
Generally, the Total Index Series pays commodity brokerage commissions to the clearing broker of an average of approximately $12 per round-turn commodity futures contract, inclusive of execution costs and exchange and regulatory fees, however higher rates may apply for certain domestic contracts and on certain foreign exchanges (or due to changes in the exchange rate between the U.S. dollar and the foreign currencies in which foreign futures are margined and commissions paid).  PAM anticipates that the brokerage expense of the Total Index Series will not exceed 0.35% of the Total Index Series’ average month-end Net Assets (as defined below) per year.  In connection with any forward trades, the Total Index Series will absorb the “bid-ask” spread incorporated into the price of forward instruments in lieu of commissions.

Total Index Series	Withdrawal Fee
Withdrawals from the Total Index Series made prior to the end of the sixth full calendar month following a Member’s initial investment in the Total Index Series are subject to a withdrawal charge equal to 1% of the amount withdrawn, provided that such charge will not apply if the withdrawal is a deemed withdrawal resulting from a request to exchange Interests in the Total Index Series for interests in a different Series of the Company.

Various service providers	Operating/Offering Expenses	The Total Index Series bears all direct operating, offering and organizational expenses, including legal, accounting, administrative expenses (including the fees and expenses of any

Recipient	Nature of Payment	Amount of Payment

administrative service providers), audit and tax preparation expenses, expenses associated with the administration of the Total Index Series, printing and mailing costs, and government fees.  The Total Index Series will be responsible for the taxes, if any, imposed on it (as opposed to those imposed on Members in respect of their investments).  Any expenses of the Company as a whole, and not specific to any Series, will be allocated ratably among the Series, including the Total Index Series.

Various parties	Extraordinary Expenses
The Total Index Series will be responsible for the taxes, if any, imposed on it (as opposed to those imposed on Members in respect of their investments).  In addition, the Total Index Series may be required to pay certain extraordinary charges incidental to its trading or the cost of any litigation in which the Total Index Series may become engaged.

(e)	Conflicts of Interest

The Managing Member

PAM has a conflict of interest between its fiduciary duty to the Total Index Series as managing member and its selection of itself as the Total Index Series’ trading advisor.  The Total Index Series has been formed specifically as an investment product to be managed by PAM, and PAM does not intend to appoint any other investment adviser for the Total Index Series.

PFG will act as the IB for the Total Index Series.  PFG will introduce the Total Index Series’ futures transactions to the clearing broker in return for a portion of the clearing broker’s commission.  Walter Thomas Price III (“Mr. Price”) is the sole shareholder of PFG.  In addition, Mr. Price is Chairman and 100% shareholder of PAM and an investor in the Marketing Representative.  As PAM chooses the Total Index Series’ service providers, PAM has a conflict of interest in choosing PFG and the Marketing Representative to perform services for the Total Index Series given Mr. Price’s relationship with these firms.

PAM also has a conflict of interest in determining whether to make distributions to the Members, as Management Fees paid to PAM will be higher if no distributions are made.  Due in part to the availability of periodic withdrawals, PAM does not currently intend to make any distributions to Members.

PAM directs the trading of other accounts in the futures (as well as forward and swap) markets, and PAM and its principals may have incentives (financial or otherwise) to favor such accounts over the Total Index Series.  Different accounts pay different fees and compete for the same, or similar, positions with the Total Index Series.

PAM may have a conflict of interest in rendering advice to the Total Index Series because of other accounts managed or traded by it, including accounts owned by its principals, which may be traded differently from the Total Index Series’ account.  The records of PAM’s other customer accounts will not be made available to Members.

PAM, the Total Index Series’ brokers and their respective principals, affiliates and employees may trade in the commodity markets for their own accounts and the accounts of their clients, and in doing so may take positions opposite to those held by the Total Index Series or may be competing with the Total Index Series for positions in the marketplace.  The Total Index Series will compete with the other Series for futures positions in the component commodities of the other Series.  Records of this trading are not available for inspection by Members.  Such trading may create conflicts of interest on behalf of one or more such persons in respect of their obligations to the Total Index Series.

Because PAM, the Total Index Series’ brokers and their respective affiliates, principals and employees may trade for their own respective accounts at the same time that they are managing the Total Index Series’ accounts, as a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or pursuant to a trading method different from that employed by the Total Index Series or other actions, Members may from time to time take positions in their proprietary accounts which are opposite to, or ahead of, the positions taken for the Total Index Series.

Selling Agents; Marketing Representative

The Selling Agents may receive up-front compensation and will receive, along with the Marketing Representative, on-going compensation based on the on-going value of outstanding Interests.  Accordingly, to the extent that Members and/or their investment advisers consult with registered representatives of the Selling Agents or the Marketing Representative regarding the advisability of purchasing or withdrawing Interests from the Total Index Series, such representatives will have a conflict of interest between giving advice that such representatives believe is in the Members’ best interest and encouraging purchases and discouraging withdrawals so as to maximize the additional compensation payable to the Selling Agents and the Marketing Representative.

The Commodity Brokers

The Total Index Series’ brokers act as commodity brokers for other accounts.  The compensation received by such brokers from such accounts may be more or less than the compensation they receive for their services to the Total Index Series.  In addition, various accounts traded through such brokers (and over which such brokers may have discretionary trading authority) may take positions in the futures markets opposite to those of the Total Index Series or compete with the Total Index Series for the same positions.

Certain officers and employees of the Total Index Series’ brokers are, or may in the future be, members of U.S. commodities exchanges and are presently serving, or may in the future serve, on the governing bodies and standing committees of such exchanges and of their clearinghouses and of various industry organizations.  In such capacities, these employees have a fiduciary duty to the exchanges and their clearinghouses which could compel such employees to act in the best interests of these entities, without regard to whether such actions are to the detriment of the Total Index Series.

(f)	Allocation of Profit and Loss

Total Index Series Accounting.  PAM shall cause the Total Index Series to establish and maintain for each Member of the Total Index Series, a capital account.  The initial balance of each Member’s capital account shall be the amount of his initial contribution to the Total Index Series.  Subsequent capital contributions may be added to such Member’s capital account for the Total Index Series as of the last day of the month as provided in the Operating Agreement.

Federal Tax Allocations.  The Total Index Series’ income, gain, loss, deduction and expense shall be allocated pro rata among the Members based on their respective capital accounts as of the last day of each month or of the fiscal year, as the case may be, in which such items accrue, after taking into account the allocation of Management Fees and Servicing Fees (if any) attributable to such Member.  Any gain or loss required to be taken into account in accordance with Section 1256 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) shall be considered a realized gain or loss for these purposes.

In the event that an Interest of the Total Index Series has been assigned, the allocations shall be made with respect to such Interest without regard to the assignment, except that in the year of assignment the allocations shall be divided between the assignor and the assignee based on the number of months each held the assigned Interest.

(g)	Reporting

For each month, PAM will report to each Member the value of such Member’s Interest as of the end of the month and as of the end of the previous month, the expenses incurred or accrued by the Total Index Series during the month and the Total Index Series’ aggregate realized and unrealized profit or loss for the month.  Additionally, PAM will distribute to each Member, not more than 90 days after the fiscal year end, financial statements for the Total Index Series, certified by an independent registered public accounting firm, and information necessary for the preparation of federal income tax returns.

ITEM 1A: RISK FACTORS

Not required.

Item 2: FINANCIAL INFORMATION

Reference is made to the Financial Statements included herewith following the Index to Financial Statements.  The information contained therein is essential to, and should be read in conjunction with, the following analysis.

(a)	Selected Financial Data

Not required.

(b)	Management’s Discussion and Analysis of Financial Condition and Results of Operations

(i) Liquidity

The Total Index Series’ assets are generally held as cash, cash equivalents with maturities of three months or less, and U.S. government-sponsored enterprises or securities which are used to margin the Total Index Series’ futures and, if any, forward and swap positions and are withdrawn, as necessary, to pay withdrawals and expenses.  Other than potential market-imposed limitations on liquidity, due, for example, to limited open interest in certain futures markets or to daily price fluctuation limits, which are inherent in the Total Index Series’ futures trading, the Total Index Series’ assets are highly liquid and are expected to remain so.  During its operations through December 31, 2008, the Total Index Series experienced no meaningful periods of illiquidity in any of the markets traded by PAM on behalf of the Total Index Series.

(ii) Capital Resources

Investors may be admitted to the Total Index Series when permitted by PAM.  Generally, investors will only be admitted as of the close of business on the last day of trading of a calendar month.  A Member may require the Total Index Series to withdraw some or all of his Interest as of the end of any month on at least five business days’ prior written notice.

The amount of capital raised for the Total Index Series should not have a significant impact on its operations, as the Total Index Series has no significant capital expenditure or working capital requirements other than for monies to pay trading losses, brokerage commissions and expenses.  Within broad ranges of capitalization, PAM’s trading positions should increase or decrease in approximate proportion to the size of the Total Index Series.

The Total Index Series raises additional capital only through the sale of Interests and capital is increased through trading profits (if any) and through interest income.  The Total Index Series does not engage in borrowing.

Due to the nature of the Total Index Series’ business, substantially all its assets are represented by cash, cash equivalents with maturities of three months or less, and U.S. government-sponsored enterprises or securities, while the Total Index Series maintains its market exposure through open futures contract positions.

The Total Index Series trades futures contracts on U.S. and non-U.S. markets, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Total Index Series’ counterparties or brokers may require margin in excess of minimum exchange requirements.  Risk arises from changes in the value of these instruments (market risk) and the potential inability of counterparties or brokers to perform under the terms of their contracts (credit risk).  Market risk is generally to be measured by the face amount of the futures positions acquired and the volatility of the markets traded.  The credit risk from counterparty non-performance associated with these instruments is the net unrealized gain, if any, on these positions plus the value of the margin or collateral held by the counterparty.  The counterparty for futures contracts traded in the U.S. is the clearinghouse associated with the relevant exchange.  Clearinghouse arrangements are generally perceived to reduce credit risk because, in general, clearinghouses are backed by the corporate members of the clearinghouses, which are required to share any financial burden resulting from the non-performance of any one of the members of the clearinghouse.  PAM further attempts to control credit risk by investing in a portfolio of futures contracts traded on recognized U.S. and non-U.S. exchanges and dealing exclusively with large, well capitalized banks and dealers.

All of the contracts currently traded by PAM on behalf of the Total Index Series are exchange-traded, although PAM is authorized to, and may in the future, trade over-the-counter forward and swap contracts.  The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, the Total Index Series must rely solely on the credit of its respective trading counterparties, whereas exchange-traded contracts are generally, but not universally, backed by the collective credit of the members of the clearinghouse.  In the future, the Total Index Series may enter into non-exchange traded contracts and be subject to the credit risk associated with counterparty non-performance.

(iii) Results of Operations

Generally, if prices of commodities in general rise, then the value of an investment in the Total Index Series should appreciate. Correspondingly, if commodity prices in general decline, then the value of an investment in the Total Index Series should go down.  The Total Index Series’ success depends on the increasing price of the raw materials represented by the Index.  Members will receive a positive return on investment only if the prices of the raw materials represented in the Total Index Series’ portfolio (plus interest income) increase at a rate that exceeds the Management Fee, the Servicing Fee (if applicable) and other expenses of the Total Index Series.

2008

During 2008, the Total Index Series achieved a net realized and unrealized loss of $78,421,094 from its trading operations, which is net of brokerage commissions of $289,531.  The Total Index Series incurred total expenses of $1,255,998, including $890,886 in Management Fees (paid to PAM), $107,862 in Servicing Fees (paid to Selling Agents) and $257,250 in operating expenses.  The Total Index Series earned $3,825,981 in interest income and other investment income.  An analysis of trading gains and losses (net of all trading fees and expenses) by market sector is as follows:

Sector	% Gain (Loss)

Agricultural	(11.42)%
Energy	(25.59)%
Metals	(9.74)%
Total Portfolio	(46.75)%

The Total Index Series generated a significant loss for the year.  Through the first six months of 2008, there was strong performance across all sectors, but especially in the energy, grain and metals sectors.  However, in the latter half of the year, the commodity markets in general declined precipitously (as did stock and real estate markets in the face of a near collapse in the credit markets) resulting in substantial losses to the Total Index Series that significantly outweighed the early gains in 2008.

For the month ending January 31, 2008, the Total Index Series was up 2.95%.  The largest grossing commodities for the month were aluminum, corn, copper, wheat and sugar.  The largest losing commodities for the month were live cattle, lumber, natural gas and crude oil.  For the month ending February 29, 2008, the Total Index Series was up 12.51%.  The largest grossing commodities for the month were palladium, oats, soybean oil, platinum and canola.  The largest losing commodities for the month were barley, live cattle, greasy wool, orange juice and lean hogs.  For the month ending March 31, 2008, the Total Index Series was down 5.46%.  The largest grossing commodities for the month were natural gas, corn, brent crude oil, London gas oil and crude oil.  The largest losing commodities for the month were coffee, soybean oil, cotton, soybeans and wheat.  For the month ending April 30, 2008, the Total Index Series was up 4.72%.  The largest grossing commodities for the month were cocoa, tin, crude oil, soybean oil and brent crude.  The largest losing commodities for the month were wheat, wool, gold, palladium and platinum.  For the month ending May 30, 2008, the Total Index Series was up 3.90%.  The largest grossing commodities for the month were all in the energy sector.  The largest losing commodities for the month were lead, nickel, tin, rice and sugar.  For the month ending June 30, 2008, the Total Index Series was up 8.65%.  The largest grossing commodities for the month were soybean meal, corn, soybeans, cocoa and tin.  The largest losing commodities for the month were azuki beans, lean hogs, lead, zinc and lumber.  For the month ending July 31, 2008, the Total Index Series was down 9.37%.  The largest grossing commodity for the month was lead.  The largest losing commodities for the month were natural gas, corn, palladium, oats and nickel.  For the month ending August 31, 2008, the Total Index Series was down 6.89%.  The largest grossing commodities for the month were rice and nickel.  The largest losing commodities for the month were silver, palladium, platinum and natural gas.  For the month ending September 30, 2008, the Total Index Series was down 13.65%.  The only grossing commodity for the month was Gold.  The largest losing commodities for the month were canola, rubber, nickel, platinum and palladium.  For the month ending October 31, 2008, the Total Index Series was down 24.89%.  There were no grossing commodities for the month.  For the month ending November 30, 2008, the Total Index Series was down 11.43%.  The largest grossing commodities for the month were gold, lean hogs, cocoa, zinc and cotton.  The largest losing commodities for the month were lead, rubber, crude oil, brent oil and unleaded gas.  For the month ending December 31, 2008, the Total Index Series was down 7.65%.  The largest grossing commodities for the month were soybean meal, cocoa, nickel, rice and corn.  The largest losing commodities for the month were gas oil, heating oil, copper, tin and natural gas.

2007

During 2007, the Total Index Series achieved a net realized and unrealized gain of $9,734,886 from its trading operations, which is net of brokerage commissions of $60,954.  The Total Index Series incurred total expenses of $405,322, including $244,531 in Management Fees (paid to PAM), $8,439 in Servicing Fees (paid to Selling Agents) and $152,352 in operating expenses.  The Total Index Series earned $1,168,039 in interest income.  An analysis of trading gains and losses (net of all trading fees and expenses) by market sector is as follows:

Sector	% Gain (Loss)

Agricultural	9.97%
Energy	16.84%
Metals	(1.87)%
Total Portfolio	24.94%

The Total Index Series generated a substantial gain for the period from May 8, 2007 (commencement of operations) to December 31, 2007, led by strong performances in all of the Total Index Series’ commodity sectors.   Generally energy commodities were the strongest performers in 2007, though commodities traded in both the agricultural and metals sectors were also generally profitable.

The Total Index Series began trading on May 8, 2007.  For the month ending May 31, 2007, the Total Index Series was up 2.49%.  The largest grossing commodities for the month were lead, wheat, corn, soybeans and cotton.  The largest losing commodities for the month were azuki beans, gold, aluminum, copper and crude oil.  For the month ending June 30, 2007, the Total Index Series was up 3.02%.  The largest grossing commodities for the month were crude oil, wheat, brent crude oil, cotton and lead.  The largest losing commodities for the month were silver, zinc, nickel, natural gas and corn.  For the month ending July 31, 2007, the Total Index Series was up 4.48%.  The largest grossing commodities were crude oil, wheat, lead and copper.  The largest losing commodities were soybeans, nickel, corn and natural gas.  For the month ending August 31, 2007, the Total Index Series was down 2.84%.  The largest grossing commodities for the month were wheat, soybeans and soybean meal.  The largest losing commodities for the month were copper, aluminum, natural gas and crude oil.  For the month ending September 30, 2007, the Total Index Series was up 9.13%.  The largest grossing commodities were crude oil, wheat, corn and soybeans.  The largest losing commodities were live cattle, zinc, lumber, aluminum and lean hogs.  For the month ending October 31, 2007, the Total Index Series was up 6.09%.  The largest grossing commodities for the month were crude oil, brent crude oil, natural gas and heating oil.  The largest losing commodities for the month were coffee, lean hogs, copper, zinc and wheat.  For the month ending November 30, 2007, the Total Index Series was down 2.45%.  The largest grossing commodities for the month were wheat, soybeans, soybean oil, corn and coffee.  The largest losing commodities for the month were cotton, lead, copper, natural gas and crude oil.  For the month ending December 31, 2007, the Total Index Series was up 4.91%.  The largest grossing commodities for the month were crude oil, brent crude oil, corn and soybeans.  The largest losing commodities for the month were lumber, zinc, copper, aluminum and lead.

(iv) Off-Balance Sheet Arrangements

The Total Index Series does not enter into off-balance sheet arrangements with other entities.

(v) Contractual Obligations

The Total Index Series does not enter into any contractual obligations or commercial commitments to make future payments of a type that would be typical for an operating company or that would affect its liquidity or capital resources.  The Total Index Series’ sole business is trading long (contracts to buy) futures, and potentially forward and swap, contracts.  All such contracts are settled by offset, not delivery.  The Total Index Series’ Financial Statements included herewith present Condensed Schedules of Investments setting forth net unrealized appreciation (depreciation) of the Total Index Series’ open future contracts at December 31, 2008 and for the period from May 8, 2007 (commencement of operations) to December 31, 2007.

(vi) Critical Accounting Policies

Total Index Series securities and derivative financial instruments are recorded at fair value.  The fair values of exchange traded futures contracts are based upon exchange settlement prices.  Fair value of non-exchange traded futures contracts is based on third-party quoted dealer values on the

Interbank market.  Money market funds are valued using quoted market prices.  Shares of mutual funds are valued at the net asset value based on quoted market prices.  Government-sponsored enterprises are stated at cost plus accrued interest, which approximates fair value.

The Total Index Series accounts for subscriptions, allocations and withdrawals on a per Member capital account basis.  Income or loss is allocated pro rata to the capital accounts of all Members.

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires PAM to make estimates and assumptions, such as accrual of expenses, that affect the amounts and disclosures reported in the financial statements.  Based on the nature of the business and operations of the Total Index Series, PAM believes that the estimates utilized in preparing the Total Index Series’ financial statements are appropriate and reasonable; however, actual results could differ from these estimates.

The estimates used do not provide a range of possible results that would require the exercise of subjective judgment.  PAM further believes that, based on the nature of the business and operations of the Total Index Series, no other reasonable assumptions relating to the application of the Total Index Series’ critical accounting estimates other than those currently used would likely result in materially different amounts from those reported.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Item 3: PROPERTIES

The Total Index Series does not own or use any physical properties in the conduct of its business.  PAM performs all administrative services for the Total Index Series from PAM’s offices at 141 West Jackson Blvd., Suite 1340A, Chicago, IL, 60604.

Item 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)	Security ownership of certain beneficial owners

As of April 1, 2009, PAM knows of the following persons who beneficially own more than 5% of the Total Index Series’ Interests as follows:

Name and Address	Value of Interests held	Percentage Ownership*

Jules C. Stein Under Will Annuity Trust, c/o Wells Fargo Bank NA MAC 54735-028	$6,249,699	7.36%
3300 W. Sahara Avenue
Las Vegas, NV 89102

Ashjay 2005 Living Trust	$4,257,176	5.01%
14403 Sobey Road
Saratoga, CA 95070

* “Percentage Ownership” is calculated based on the value of Members’ capital accounts.  The value of Members’ capital accounts varies depending on the timing of subscriptions and withdrawals and there is no uniform value.

(b)	Security Ownership of Management

The Total Index Series has no officers or directors.  Under the terms of the Operating Agreement, the Total Index Series’ affairs are managed by PAM, which has discretionary authority over the Total Index Series’ trading.  As of April 1, 2009, PAM’s interest in the Total Index Series was valued at $26,213, which constituted 0.03% of the Total Index Series’ total assets.

As of April 1, 2009, PAM’s principals did not beneficially own Total Index Series Interests.

(c)	Changes in Control

There have been no changes in control of the Total Index Series.

Item 5: DIRECTORS AND EXECUTIVE OFFICERS

(a), (b)	Identification of Directors and Executive Officers.

As a series of a Delaware limited liability company, the Total Index Series itself has no officers, directors or employees.  The Total Index Series’ affairs are managed by PAM.  Trading decisions are made by PAM on behalf of the Total Index Series.

The executive officers of PAM and their business backgrounds are as follows.

Walter Thomas Price III, 67, is the chairman, president, director and sole shareholder of PAM and an investor in the Marketing Representative and has been the President and CEO of The Price Futures Group since June 1995. Mr. Price has been involved in the securities, cash commodities and commodity futures markets for more than 40 years as both a trader for his own account and as a broker.  He is President, a registered principal, and associated person of Price Capital Markets Inc., a commodity trading advisor, with which he has been affiliated since February 1997.  At Price Capital Markets, Mr. Price is ultimately responsible for overseeing all trading decisions.  He is a graduate of the University of Texas and is also a licensed FINRA and NFA principal.

 Allen D. Goodman, 39, is the chief financial officer of PAM, which he joined in March 2001. From January 2000 to March 2001, he served as founder and president of Financial Products, Ltd., a management consulting firm specializing in financial process re-engineering.  From February 1999 to January 2000, he worked as a management consultant for Via International, preceded by service as a business valuation consultant for BDO Seidman LLP from May 1997 to February 1999.  From February 1995 to May 1997, he founded and managed Exclusively Gourmet, Inc., a specialty food and confections brokerage company.  Mr. Goodman holds a B.A. degree from the University of Wisconsin and a M.S.A. in Accounting from DePaul University.

Roxanne Bennett, 50, is the director of marketing of PAM, which she joined in February 2007.   Prior to joining PAM, Ms. Bennett was a director with ABN AMRO Inc., a bank owned FCM where she marketed clearing and execution services to CTAs and hedge funds.  In 1999, Ms. Bennett was instrumental in the formation of ABN AMRO Clearing and Management Services (“AACMS”), a wholly owned subsidiary of ABN AMRO WCS Holding Company.  As a Managing Director of AACMS, she was responsible for the structuring and arranging of alternative investment product and portfolio design.  Ms. Bennett oversaw the day-to-day administration, trading program analysis and risk management for various alternative investment products and served as a member of the AACMS investment committee.  In 1994, Ms. Bennett joined Chicago Corporation, a small investment bank which was purchased by ABN AMRO Bank N.V. in 1997.

(c)           Identification of Certain Significant Employees

None.

(d)           Family Relationships

None.

(e)           Business Experience

See above.

(f)           Involvement in Certain Legal Proceedings

None.

 (g)           Promoters and Control Persons

PAM and its control persons are the sole promoter and control persons of the Company and the Total Index Series.  There is no information responsive to Regulation S-K Item 401(g) to report.

Item 6: EXECUTIVE COMPENSATION

The Total Index Series itself has no officers, directors or employees.  None of the principals of PAM receive compensation from the Total Index Series.  PAM receives a monthly Management Fee from the Total Index Series equal to 0.054167 of 1% of the month-end Net Asset Value of each Member’s capital account (a 0.65% annual rate). For fiscal year 2008, approximately 94% of the Management Fee was paid to other parties in connection with the sale of Interests and fees to license the use of the Index.

The principals of PAM are compensated by an affiliate in their respective positions.  The principals receive no “other compensation” from the Total Index Series.  There are no compensation plans or arrangements relating to a change in control of either the Total Index Series or PAM.

Item 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

See “Item 1: Business – (f) Conflicts of Interest”, “Item 6: Executive Compensation” and “Item 4: Security Ownership of Certain Beneficial Owners and Management.” Mr. Price, the chairman, president and sole shareholder of PAM, is an investor in the Marketing Representative and the sole shareholder of PFG.  PFG, in its capacity as the IB for the Total Index Series, receives from MFI, the Total Index Series’ clearing broker, a portion of the brokerage commissions paid by the Total Index Series to MFI. PAM shares a portion of the Management Fees it receives with the Marketing Representative which may share such fees with its eligible registered representatives.

The Total Index Series has not and does not make any loans to PAM, its affiliates, their respective officers, directors or employees or the immediate family members of any of the foregoing, or to any entity, trust or other estate in which any of the foregoing has any interest, or to any other person.

None of PAM, its affiliates, their respective officers, directors and employees or the immediate family members of any of the foregoing, or any entity trust or other estate in which any of the foregoing has any interest has, to date, sold any asset, directly or indirectly, to the Total Index Series.

The Total Index Series has no directors, officers or employees and is managed by PAM.  PAM is managed by its principals, none of whom is independent of PAM.

Item 8: LEGAL PROCEEDINGS

The Total Index Series is not aware of any pending legal proceedings to which either the Total Index Series is a party or to which any of its assets are subject.  In addition there are no pending material legal proceedings involving PAM.  The Total Index Series has no subsidiaries.

Item 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)	Market information

There is no trading market for the Interests, and none is likely to develop.  Interests may be redeemed or transferred subject to the conditions imposed by the Operating Agreement.

(b)	Holders

As of April 1, 2009, there were 866 holders of Interests.

(c)	Dividends

Distributions may be made at the discretion of PAM.  However, given the Members’ monthly withdrawal rights, no such distributions have been made or are anticipated.

(d)	Securities Authorized for Issuance under Equity Compensation Plans

None.

Item 10: RECENT SALES OF UNREGISTERED SECURITIES

Interests are sold on a monthly basis through the Marketing Representative and certain Selling Agents.  The offering price of an Interest is the average Net Asset Value of all outstanding Interests on the date of issue.  Between the Total Index Series’ inception and March 31, 2009, the Total Index Series issued Total Index Series Interests to both new and existing Members in monthly closings as set forth in the following chart.

Date of Closing	Number of Members (New and Existing)	Dollar Amount of Interests Sold*

May 31, 2007	35	$11,649,000
June 29, 2007	9	$1,404,000
July 31, 2007	42	$7,104,000
August 31, 2007	32	$17,386,436
September 28, 2007	65	$8,414,550
October 31, 2007	32	$3,240,700
November 30, 2007	76	$13,054,250
December 31, 2007	130	$16,468,645

January 31, 2008	66	$10,526,600
February 29, 2008	48	$7,068,041
March 31, 2008	105	$17,500,400
April 30, 2008	82	$13,951,996
May 30, 2008	46	$6,062,500
June 30, 2008	58	$6,407,540
July 31, 2008	59	$17,474,000
August 29, 2008	47	$7,503,620
September 30, 2008	33	$4,533,250
October 31, 2008	28	$3,967,067
November 28, 2008	15	$4,325,000
December 31, 2008	11	$2,077,500

January 30, 2009	20	$2,383,416
February 27, 2009	19	$1,615,868
March 31, 2009	13	$911,335

Each of the foregoing Interests was privately offered and sold only to “accredited investors,” as defined in Rule 501(a) under the Securities Act of 1933 (the “1933 Act”), in reliance on the exemption from registration provided by Rule 506 under the 1933 Act who are “qualified eligible persons,” as defined in Regulation 4.7 of the CEA, and are persons with whom PAM, the Marketing Representative or a Selling Agent approved by PAM has a pre-existing substantive relationship and with respect to whom it has been determined that the Interests are a suitable investment.

No underwriting commissions or underwriting discounts were paid in connection with the sale of the Interests.  Selling Agent compensation is described above under “Item 1: Business – Charges.”

Item 11: DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The securities to be registered consist of Interests in the Total Index Series.  Each Member has a capital account to which such Member’s subscription proceeds are credited and from which withdrawal amounts are debited.  Total Index Series profits and losses are allocated among all Members’ capital accounts pro rata (based on their respective balances).

Dividend Rights.  Distributions may be made at the discretion of PAM.  Distributions need not be made pro rata to all Members of the Total Index Series based on the balances in their capital accounts.  However, given the monthly liquidity of the Total Index Series, no distributions are anticipated.

Withdrawal Provisions.  A Member may require the Total Index Series to withdraw some or all of his Interest as of the end of any month on at least five business days’ prior written notice.  Withdrawals from the Total Index Series made prior to the end of the sixth full calendar month following a Member’s initial investment in the Total Index Series are subject to a withdrawal charge, payable to the Total Index Series, equal to 1% of the amount withdrawn, provided that such charge will not apply if the withdrawal is deemed a withdrawal resulting from a request to exchange Interests in the Total Index Series to a different Series.

The Operating Agreement grants to PAM broad discretionary authority to require Members to withdraw from the Total Index Series.  Any Member may, at any time, for any reason and with no advance written notice from PAM, be required to withdraw as a Member in PAM’s sole discretion.  PAM will require the withdrawal of a Member if in PAM’s reasonable opinion continued participation by such Member in the Total Index Series would subject the Total Index Series to liability under any federal securities laws or regulations or any other federal or state law, rule or regulation or requirement to which the Total Index Series is subject (including but not limited to anti-money laundering laws and regulations applicable to the Total Index Series, PAM or any of the other service providers to the Total Index Series).  PAM shall give notice (which need not be prior notice) to such Member of the date of such compulsory withdrawal.  Upon any such compulsory withdrawal, a Member will receive the net asset value of his Interest as of the date of withdrawal.  Any such withdrawal shall be treated as, and be subject to all the limitations of, a voluntary withdrawal of capital, provided, however, that no withdrawal charge shall be charged on such compulsory withdrawal.

Withdrawal proceeds will be paid within a reasonable time after the withdrawal date. A delay in payment of withdrawal proceeds may occur under special circumstances, including but not limited to, default or delay in payments due to the Total Index Series from futures brokers, cash managers, custodians, banks or other persons, market factors or other considerations.  No interest shall be paid on such delayed payments.

 PAM may suspend the determination of Net Assets and/or suspend withdrawals of the Total Index Series for the whole or any part of any period during which by reason of: (i) a withdrawal would result in violation by the Total Index Series, PAM or any of their respective affiliates of applicable securities or commodities laws or regulations or any other law of the U.S. or any other jurisdiction applicable to the Total Index Series, PAM or any of their respective affiliates (including but not limited to anti-money laundering laws and regulations applicable to the Total Index Series, PAM or any of the other service providers of the Total Index Series); (ii) any exchange or quotation system on which a significant portion of the assets of the Total Index Series is regularly traded or quoted is closed (other than for holidays) or trading thereon is generally suspended or limited; (iii) the prices or values of any assets of the Total Index Series cannot reasonably be promptly and accurately ascertained for any reason; (iv) trading by the Total Index Series, any exchange or quotation system is suspended or limited and PAM determines that such suspension or limitation is material to such Series; (v) it is not possible to determine the exact Net Asset Value of the Total Index Series; (vi) PAM determines in its sole discretion that a withdrawal could result in assets of the Total Index Series becoming “plan assets” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); or (vii) in order to effect orderly liquidation of the assets associated with the Total Index Series necessary to effect withdrawals.  No interest will be paid with respect to amounts affected by suspension of the determination of Net Assets or withdrawals.

                 Notice of any suspension will be given to any Member of the Total Index Series who has requested a withdrawal.  If a withdrawal request is not withdrawn by a Member of the Total Index Series following notification of a suspension, the withdrawal will be completed as of the next month-end following the end of the suspension for the Total Index Series.

                 Members may also exchange their Interest in the Total Index Series for an interest in a different Series that has commenced operations, without fees or penalty, as of the last day of any month, upon five business days’ prior written notice by submitting an Additional Subscription and Exchange Subscription Agreement to PAM.  Such exchange will be treated as a withdrawal from the Total Index Series and a subscription for an interest in the other Series.  An exchange may be requested for any multiple of $10,000; and PAM may restrict such an exchange as of the end of a month if such exchange, in PAM’s sole discretion, would adversely affect the remaining Members in the Total Index Series by, for example, reducing the assets of the Total Index Series to a level below the minimum level at which the Total Index Series can effectively manage its Index tracking trading operations.  If a request for an exchange is denied by PAM at a certain month-end, the exchange will be considered at the end of each following month-end, unless the Member requesting the exchange withdraws the exchange request.  Members may not effect more than four (4) exchanges during any calendar year.

                 Voting Rights.  The Operating Agreement gives PAM full control over the affairs of the Total Index Series.  Although Members have no right to vote on or participate in the control or management of the Total Index Series, they are entitled to (i) vote on, by a majority of Net Asset Value of Interests affected, certain changes to the Operating Agreement; and (ii) elect, within 90 calendar days of events of dissolution by vote of a majority of Interests calculated in respect of net asset value, to continue the business of the Total Index Series on the terms set forth in the Operating Agreement.

PAM may amend the Operating Agreement without the consent of the Members in order (a) to clarify any clerical inaccuracy, ambiguity or reconcile any inconsistency; (b) to add to the representations, duties or obligations of PAM or surrender any right or power of PAM for the benefit of the Members; (c) to amend the Operating Agreement to effect the intent of the allocations proposed therein to the maximum extent possible in the event of a change in the Code, or the interpretations thereof affecting such allocations; (d) to attempt to ensure that the Total Index Series is not taxed as an association for federal income tax purposes; (e) so as to qualify or maintain the qualification of the Total Index Series as a limited liability company in any jurisdiction; (f) to delete or add any provision of or to the Operating Agreement required to be deleted or added by any federal or state agency or official or in order to opt to be governed by any amendment or successor statute to the Act; (g) to change the name of the Total Index Series and to make any modifications to the Operating Agreement to reflect the admission of an additional or substitute managing member; (h) to make any amendments to the Operating Agreement that is required by law; (i) to make any amendment that is appropriate or necessary, in the opinion of PAM, to prevent the Total Index Series, PAM, or their respective directors, officers or controlling persons from in any manner being subjected to the provisions of the 1940 Act or the Investment Advisers Act of 1940, as amended; (j) to take such actions as may be appropriate or necessary, in the opinion of PAM, to avoid the assets of the Total Index Series from being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any “plan” as defined in and subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Total Index Series from engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975 (c) of the Code; (k) to include specific business terms applicable to any additional Series of Interests offered by the Company; or (l) to change any one or more of the provisions hereof, remove any one or more provisions herefrom or add one or more provisions hereto, for such purpose or purposes as PAM may deem necessary, appropriate, advisable or convenient, provided that, in PAM’s reasonable judgment, such amendment could not reasonably be expected to have a material adverse affect on the Members of the Total Index Series.

Liquidation Rights.  Upon the occurrence of an event causing the dissolution of the Total Index Series, the Total Index Series shall terminate and be dissolved.  Dissolution, payment of creditors and distribution of Total Index Series assets will be effected as soon as practicable in accordance with the Act.  In such an event, PAM and each Member will share in the assets of the Total Index Series pro rata in accordance with their respective interests in the Total Index Series, less any amount owed by such Member to the Total Index Series.  Members will participate in dissolution only in the assets of the Total Index Series in which they were entitled to participate during the operation of the Total Index Series.

Liability of the Members.  The Interests in the Total Index Series shall consist exclusively of Interests of beneficial ownership in the Total Index Series.  No person who is a Member of the Total Index Series shall have any interest in any other Series unless such person is also a Member of such other Series, and vice versa.

No Member shall be liable for obligations of the Total Index Series in any amount in excess of the capital contributed by him to the Total Index Series, plus his share of profits attributable to the Total Index Series, if any, plus his share of undistributed profits and assets of the Total Index Series, including his obligation, as required by law and the Operating Agreement, under certain circumstances to return to the Total Index Series distributions and returns of contributions (as described in the following paragraph).

Even if a Member has rightfully received the return in whole or in part of his capital account, whether upon withdrawal or distribution, he shall nevertheless remain liable to the Total Index Series for any sum, not in excess of the amount returned, without interest, to the extent necessary to discharge such Member’s allocable share of any loss, liability or expense attributable to events arising before such return.  Any Member found liable to the Total Index Series shall also be liable for any and all costs and expenses incurred by the Total Index Series, including but not limited to attorneys’ fees and costs of litigation, in connection with seeking the return of such amounts.

Restrictions on Alienability.  Interests are subject to restrictions on alienability.  Each Member expressly agrees in the Operating Agreement that such Member (i) is purchasing an Interest in the Total Index Series for investment and not with a view to the assignment, transfer or disposition of such Interest and (ii) will not assign, transfer, pledge or otherwise dispose of, by gift or otherwise, any part of such Interest or any part or all of the Member’s right, title and interest in the capital or profits of the Total Index Series without giving written notice of the assignment, transfer or disposition to PAM that the proposed assignment, transfer or disposition is exempt from registration under the 1933 Act and receiving the prior written consent of PAM; provided further that any such assignee make any required representations and meet any eligibility requirements as required by PAM.  No assignee, except with the consent of PAM (which consent may be withheld in its sole and absolute discretion), may acquire any rights against the Company or the Total Index Series.  If an assignment, transfer or disposition occurs by reason of the death of a Member or assignee, or by operation of law, such written notice may be given by the duly authorized representative of the Member or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by PAM.  PAM need not, however, consent to any such assignment, but may elect instead to require the mandatory withdrawal of any Interest that would otherwise be assigned by operation of law.

The following sections of Item 202 of Regulation S-K are not applicable to the Interests: (a)(1)(ii), (iii), (vi), (viii), (xi); (a)(2) through (5); (b) through (f).

Item 12: INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Operating Agreement provides that PAM, its affiliates, and any member, partner, shareholder, director, officer, employee or agent of PAM or any such affiliate (collectively, “PAM Parties”) shall not be liable, responsible or accountable in damages or otherwise to the Company, the Total Index Series or to any of the Members, their successors or assigns except by reason of acts or omissions due to gross negligence or reckless or intentional misconduct.

The Operating Agreement further provides that the Company and the Total Index Series shall indemnify, defend and hold harmless the PAM Parties from and against any loss, liability, damage, cost or expense (including legal fees and expenses incurred in defense of any demands, claims or lawsuits) arising from actions or omissions concerning business or activities undertaken by or on behalf of the Company or the Total Index Series from any source, including without limitation any demands, claims or lawsuits initiated by a Member (or assignee) or resulting from or relating to the offer and sale of Interests; provided that the conduct which was the basis for such liability was not found by a court of competent jurisdiction upon entry of a final judgment to be the result of gross negligence or reckless or intentional misconduct.  Indemnification of amounts reasonably claimed to be due to an indemnified party under the Operating Agreement shall be advanced to such party upon such party’s written undertaking to repay, without interest, the amounts so advanced in the event, and to the extent, that indemnification is determined not to be due under the Operating Agreement.

Item 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial statements required by this item, including the report of McGladrey & Pullen, LLP, an independent registered public accounting firm, as of and for the year ended December 31, 2008 and the period from May 8, 2007 (commencement of operations) to December 31, 2007, are included herewith following the Index to Financial Statements.

The supplementary financial information specified in Item 302 of Regulation S-K is not applicable.

Item 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 15: FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

The financial statements required by this Item are included herewith beginning following the Index to Financial Statements.

(b)	Exhibits

The following documents are filed herewith and made part of this registration statement.

Exhibit Designation	Description
3.1	Certificate of Formation of RICI® Linked – PAM Advisors Fund, LLC
4.1	Second Amended and Restated Limited Liability Company Agreement of RICI® Linked – PAM Advisors Fund, LLC
10.1	Form of Trademark Sublicense Agreement between Beeland Management Company, L.L.C. and RICI® Linked – PAM Advisors Fund, LLC

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 29, 2009	RICI® LINKED – PAM ADVISORS FUND, LLC — RICI® LINKED – PAM TOTAL INDEX SERIES

	By:	Price Asset Management, Inc.,
Its Managing Member

	By:	/s/ Walter Thomas Price III
Name: Walter Thomas Price III
Title: President

INDEX TO FINANCIAL STATEMENTS

Page
RICI® Linked – PAM Total Index Series,
a series of RICI® Linked – PAM Advisors Fund, LLC:

• Report of Independent Registered Public Accounting Firm	F-2
• Statements of Financial Condition, December 31, 2008 and December 31, 2007	F-3
• Condensed Schedule of Investments, December 31, 2008 and December 31, 2007	F-4
• Statements of Operations for the Year Ended December 31, 2008 and for the Period from May 8, 2007 (commencement of operations) to December 31, 2007	F-6
• Statement of Changes in Members’ Equity (Net Assets) for the Year Ended December 31, 2008 and for the Period from May 8, 2007 (commencement of operations) to December 31, 2007	F-7
• Notes to Financial Statements	F-8

    Report of Independent Registered Public Accounting Firm

To the Managing Member
RICI Linked – PAM Total Index Series

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of RICI Linked – PAM Total Index Series (the Fund), a series of RICI Linked – PAM Advisors Fund, LLC, as of December 31, 2008 and 2007 and the related statements of operations and changes in members’ equity (net assets) for the year ended December 31, 2008 and the period from May 8, 2007 (commencement of operations) to December 31, 2007.  These financial statements are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RICI Linked – PAM Total Index Series as of December 31, 2008 and 2007, and the results of its operations and the changes in its members’ equity for the year ended December 31, 2008 and the period from May 8, 2007 (commencement of operations) to December 31, 2007 in conformity with U.S. generally accepted accounting principles.

Chicago, Illinois
March 31, 2009

McGladrey & Pullen, LLP is a member firm of RSM International -
an affiliation of separate and independent legal entities.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Statements of Financial Condition December 31, 2008 and 2007

	2008	2007
Assets
Equity in broker trading account Cash	$24,086,705	$7,651,112
Net unrealized gain on open futures contracts	(1,557,821)	1,336,460
	22,528,884	8,987,572

Cash and cash equivalents	27,055,834	28,055,087
Investments Government-sponsored enterprises, at fair value	39,999,300	62,703,215
Mutual funds, at fair value	116,488	-
Interest receivable	13,193	90,845
Other assets	40,090	70,157
Total assets	$89,753,789	$99,906,876
Liabilities and Members' Equity (Net Assets) Accrued operating expenses	$58,248	$99,439
Management fee payable to Managing Member	47,332	48,355
Servicing fee payable to selling agent	22,987	6,398
Redemptions payable	1,322,512	71,621
Subscriptions received in advance	2,280,000	10,534,000
Early withdrawal charges payable	1,235	-
	3,732,314	10,759,813
Members' equity (net assets)	86,021,475	89,147,063
Total liabilities and members' equity (net assets)	$89,753,789	$99,906,876
The accompanying notes are an integral part of these financial statements.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Condensed Schedule of Investments
December 31, 2008

	Unrealized Gain (Loss) on Open Futures Contracts (at Fair Value)	Percent of Members' Equity (Net Assets)
Futures contracts *
United States Energy	$532,478	0.62%
Grains	891,817	1.04
Meat	(38,710)	(0.05)
Metals	607,040	0.71
Softs	(331,544)	(0.39)
Total futures - United States	1,661,081	1.93
Foreign Energy	243,875	0.28
Grains	(27,451)	(0.03)
Metals	(3,535,296)	(4.11)
Softs	99,970	0.12
Total futures - Foreign	(3,218,902)	(3.74)
Total futures contracts	$(1,557,821)	(1.81)%

	Cost	Fair Value	Percent of Members' Equity (Net Assets)
Government-Sponsored Enterprises Federal Home Loan Bank
$10,000,000 discount note, due 01/20//2009	$9,860,228	$10,000,000	11.63%
Federal National Mortgage Association $10,000,000 discount note, due 02/17/2009	9,898,481	10,000,000	11.63
$10,000,000 discount note, due 02/02/2009	9,905,111	10,000,000	11.63
$ 5,000,000 discount note, due 02/17/2009	4,949,240	5,000,000	5.81
$ 3,000,000 discount note, due 03/20/2009	2,962,358	2,999,700	3.48
$ 2,000,000 discount note, due 03/30/2009	1,974,065	1,999,600	2.32
Total Government-sponsored enterprises	39,549,483	39,999,300	46.50%

Mutual Funds United States UBS Select Treasury Institutional Fund	$116,488	$116,488	0.14%

* No individual futures contract position constituted greater than 1% of members' equity (net assets).
   Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Condensed Schedule of Investments, Continued
December 31, 2007

	Unrealized Gain (Loss) on Open Futures Contracts (at Fair Value)	Percent of Members' Equity (Net Assets)
Futures contracts* United States Energy	$728,390	0.82%
Grains	1,165,065	1.31
Meat	(18,410)	(0.02)
Metals	201,320	0.23
Softs	493,030	0.55
Total futures - United States	2,569,395	2.89
Foreign Energy	255,810	0.29
Grains	25,015	0.03
Metals	(1,642,044)	(1.84)
Softs	128,284	0.14
Total futures – Foreign	(1,232,935)	(1.38)
Total futures contracts	$1,336,460	1.51%

	Cost	Fair Value	Percent of Members' Equity (Net Assets)
Government-Sponsored Enterprises
Federal Home Loan Bank
$ 6,700,000 note, 5.25%, due 06/23/2008	$6,715,804	$6,725,125	7.54%
$20,000,000 discount note, due 03/19/2008	19,786,656	19,824,000	22.24
$ 3,000,000 discount note, due 04/09/2008	2,931,974	2,966,400	3.33
$10,000,000 discount note, due 05/02/2008	9,823,328	9,863,000	11.06
$ 3,000,000 discount note, due 04/09/2008	2,932,584	2,966,400	3.33
Federal National Mortgage Association	3,424,882	3,463,600	3.89
$3,500,000 discount note, due 04/02/2008
$5,000,000 note, 5.25%, due 06/15/2008	5,009,950	5,017,200	5.63
$1,950,000 discount note, due 02/22/2008	1,938,000	1,938,690	2.17
$6,000,000 discount note, due 02/22/2008	5,960,613	5,965,200	6.69

Federal Home Loan Corporation	3,966,945	3,973,600	4.46
$4,000,000 discount note, due 02/29/2008
Total Government-sponsored enterprises	$62,490,736	$62,703,215	70.34%

*	No individual futures contract position constituted greater than 1% of members' equity (net assets). Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Statements of Operations
Year Ended December 31, 2008 and Period from
May 8, 2007 (Commencement of Operations) to December 31, 2007

	2008	2007
Trading gains and losses Realized gains (losses)	$(75,024,803)	$8,246,901
Change in unrealized gains (losses) on open futures contracts	(2,894,281)	1,336,460
Change in unrealized gains (losses) on investments	(212,479)	212,479
Brokerage commissions	(289,531)	(60,954)
Net trading gains (losses)	(78,421,094)	9,734,886

Investment income Interest Income	3,822,984	1,168,039
Other Income	2,997	-
	3,825,981	1,168,039
Expenses Management fees	890,886	244,531
Operating expenses	257,250	152,352
Servicing fees	107,862	8,439
	1,255,998	405,322
Net investment income	2,569,983	762,717
Net income (loss)	$(75,851,111)	$10,497,603

The accompanying notes are an integral part of these financial statements.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Statement of Changes in Members' Equity (Net Assets)
Year Ended December 31, 2008 and Period from
May 8, 2007 (commencement of Operations) to December 31, 2007

	Managing Member	Non-Managing Members	Total

Members' equity (net assets) May 8, 2007 (commencement of operations)	$-	$-	$-
Contributions	-	78,721,081	78,721,081
Redemptions	-	(71,621)	(71,621)
Net income	-	10,497,603	10,497,603

Members' equity (net assets) December 31, 2007	-	89,147,063	89,147,063

Contributions	20,000	101,377,514	101,397,514
Redemptions	-	(28,671,991)	(28,671,991)
Net income (loss)	(2,570)	(75,848,541)	(75,851,111)

Members' equity (net assets) December 31, 2008	$17,430	$86,004,045	$86,021,475

The accompanying notes are an integral part of these financial statements.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Notes to Financial Statements

Note 1.                  Nature of Operations and Significant Accounting Policies

The RICI® Linked – PAM Total Index Series (the Fund) is a series of the RICI® Linked – PAM Advisors Fund, LLC (the Company) a limited liability company organized under the Delaware Limited Liability Company Act.  The Fund and the Company engage in the speculative trading of commodity futures, options on futures, forward contracts and other derivatives on exchanges and markets located in the United States and abroad.  These financial statements incorporate the financial condition, results of operations and changes in members' equity (net assets) of the Fund only, and not those of the other series of the Company or the Company as a whole.

Series of Membership Interests:  The Company is currently offering four series (each, a Series) of limited liability company interests (Interests): the RICI® Linked - PAM Total Index Series, the RICI® Linked - PAM Energy Sector Series, the RICI® Linked - PAM Agricultural Sector Series, and the RICI® Linked - PAM Metals Sector Series.  Each Series invests substantially all of its assets in derivative contracts representing the commodity positions contained in the Rogers International Commodity Index, or a sub-index thereof.  Each Series is designed to be a portfolio diversification option - not a complete investment program - for sophisticated investors seeking exposure to commodities.  Currently, two Series have commenced trading, the RICI® Linked Total Index Series which began trading May 8, 2007 and the RICI® Linked – PAM Agricultural Sector Series which began trading February 1, 2008.

RICI Linked – PAM Total Index Series: The Fund is comprised of four commodity products sectors encompassing 36 markets world wide.

Use of Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles requires the Fund to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments:  Securities and derivative financial instruments are recorded at fair value in accordance with Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157).

Net Asset Value:  "Net Asset Value" or "Net Assets" associated with the Fund is the sum of all cash plus securities, at fair value, plus the liquidating value of all open commodity positions maintained by the Fund, less all liabilities of the Fund determined in accordance with generally accepted accounting principles.

Cash and Cash Equivalents:  Cash and cash equivalents include highly liquid instruments with original maturities of three months or less at the date of acquisition.

Income Recognition:  Investments in securities and derivative financial instruments and related expenses are recorded on trade date.  Gains and losses are realized when contracts are liquidated.  Unrealized gains or losses on open contracts (the difference between contract purchase price and market price) at the date of the statement of financial condition are included in equity in trading accounts.  Any change in net unrealized gain or loss from the preceding period is reported in the statements of operations.

Clearing and Exchange Fees:  Clearing and exchange fees are included in brokerage commissions.

Income Taxes:  No provision for income taxes has been made in these financial statements because Members are individually responsible for reporting income or loss based on their respective shares of the Fund's income and expenses as reported for income tax purposes. The Fund has evaluated the application of Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48) entitled Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, and has determined the FIN 48 does not have a material impact on the Fund’s financial statements.  In connection with the application of FIN 48, the Fund has elected an accounting policy to classify interest and penalties, if any, as interest expense.  The Fund files U.S. federal and state tax returns.  The 2007 and 2008 tax years generally remain subject to examination by U.S. federal and most state tax authorities.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Notes to Financial Statements

Note 1.                  Nature of Operations and Significant Accounting Policies, Continued

Translation of Foreign Currencies:  The Fund's functional currency is the U.S. dollar; however, it transacts business in foreign currencies.  Investments denominated in foreign currencies are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition.  Income and expense items denominated in foreign currencies are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported as part of the trading gains and losses in the statement of operations.

Statement of Cash Flows:  The Fund has elected not to present a statement of cash flows as permitted by Statement of Financial Accounting Standards No. 102, Statement of Cash Flows - Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.

Redemptions Payable:  Pursuant to the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150), redemptions approved by the Managing Member prior to month end with a fixed effective date and fixed amount are recorded as redemptions payable as of month end.

Reclassification:  Certain amounts in the 2007 financial statement have been reclassified to conform with the 2008 presentation.

Recent Accounting Pronouncement:  In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133 (SFAS 161).  SFAS 161 requires additional disclosures about the objectives of using derivative instruments, the method by which the derivative instruments and related hedged items are accounting for under Statement No. 133 and its related interpretations, and the effect of derivative instruments and related hedged items on financial position, financial performance, and cash flows.  SFAS 161 also requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, or the Funds quarter ended March 31, 2009.  As this pronouncement is only disclosure-related, it will not have an impact on the financial position and results of operations   However, this pronouncement will require increased disclosure about the Fund’s use of derivatives.

Note 2.                  Fair Value of Financial Instruments

Effective January, 1, 2008, the Fund adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements, (SFAS 157) issued by the FASB.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  Inputs are broadly defined under SFAS 157 as assumptions market participants would use in pricing an asset or liability.  The three levels of the fair value hierarchy under SFAS 157 are described below.

Level 1.  Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2.  Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly; and fair value is determined through the use of models or other valuation methodologies.  A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

Level 3.  Inputs are unobservable for the asset or liability and include situations where there is little if any, market activity for the asset or liability.  The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Notes to Financial Statements

Note 2.                  Fair Value of Financial Instruments, Continued

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The Fund’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.  The following section describes the valuation techniques used by the Fund to measure different financial instruments at fair value and includes the level within the fair value hierarchy in which the financial instrument is categorized.

The fair values of exchange traded futures contracts are based upon exchange settlement prices.  Fair value of non-exchange traded futures contracts is based on third-party quoted dealer values on the Interbank market.  Money market funds are valued using quoted market prices.  Shares of mutual funds are valued at the net asset value based on quoted market prices.  Government-sponsored enterprises are stated at cost plus accrued interest, which approximates fair value.  These financial instruments are classified as Level 1 of the fair value hierarchy.

The following table summarizes the Fund’s assets measured at fair value on a recurring basis as of December 31, 2008 using the fair value hierarchy of SFAS 157:

Descripton	Level 1

Equity in broker trading account
Futures contracts	$(1,557,821)
Cash and cash equivalents
Money market funds	20,514,398
Government-sponsored enterprises	39,999,300
Mutual funds	116,488
Total assets at fair value	$59,072,365

At December 31, 2008 there are no Level 2 or Level 3 assets or liabilities.

Note 3.                  The Managing Member

Price Asset Management, Inc., an Illinois corporation, is the Managing Member, commodity pool operator and commodity trading advisor of the Fund.

The Managing Member will maintain a capital account balance in each Series sufficient for such Series to be treated as a partnership for federal income tax purposes (which may be $0) and may make withdrawals from its capital accounts without notice to the Non-Managing Members.  The Managing Member is not subject to the Managing Member's management fee, but will otherwise bear its proportionate share of the Series' expenses.

Note 4.                  Fees and Expenses

The Fund pays the Managing Member a monthly management fee of 0.054167 percent of the month-end Net Asset Value of each Non-Managing Member's capital account in the Fund (0.65 percent per annum).  The Managing Member may waive or reduce its Management Fee in respect of any Non-Managing Member without entitling any other Non-Managing Member to a similar waiver or reduction.  There were no waived fees for the year ended December 31, 2008 or the period ended December 31, 2007.  The management fee for the year ended December 31, 2008 and period ended December 31, 2007, was $890,886 and $244,531, respectively, and is reflected in the statements of operations.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Notes to Financial Statements

Note 4.                  Fees and Expenses, Continued

Non-Managing Members in the Fund who are introduced to the Fund by their respective selling agents will be charged a monthly service fee of 0.0833 percent (1 percent per annum).  Non-Managing Members introduced through the Marketing Representative, Uhlmann Price Securities, LLC, by Qualified Advisors will not be charged a service fee.  Uhlmann Price Securities, LLC is an affiliate of the Managing Member and a related party through common ownership and will be paid by the Managing Member.  The Fund incurred $107,862 and $8,439 of servicing fees to the Selling Agents during the year ended December 31, 2008 and period ended December 31, 2007.

The Fund pays all of its own legal, accounting, auditing, reporting, administrative and initial offering expenses.

Note 5.                  Contributions, Redemptions, and Distributions

The minimum initial subscription for the Fund for new investors is $50,000.  For existing investors in the Fund, the minimum additional subscription amount is $10,000.  Subscriptions will be effective at the opening of business on the first day of trading of the next calendar month.  The Managing Member may, in its absolute discretion, accept or reject subscriptions, in whole or in part, and waive the minimum investment amounts.

Non-Managing Members may redeem some or all of their interest in the Fund as of the end of any calendar month upon five business days' prior written notice.  Redemptions from the Fund made prior to the end of the sixth full calendar month following a Non-Managing Member's initial investment in the Fund are subject to a withdrawal charge, payable to the Fund, equal to 1 percent of the amount withdrawn, provided that such charge will not apply if the withdrawal is a deemed withdrawal resulting from a request to exchange Interests in an existing Fund to a new Fund.  The Managing Member may defer or suspend redemption rights under certain circumstances.

Distributions may be made at the discretion of the Managing Member.  Distributions need not be made pro rata to all Non-Managing Members of the Fund based on the balance of their capital accounts.  However, given the monthly liquidity of the Fund, no distributions are anticipated.

Note 6.                  Equity in Trading Accounts

Cash and financial instruments held at the Fund's clearing broker collateralize amounts due to the clearing broker, if any, and may serve to satisfy regulatory or clearing broker margin requirements.  The Fund earns interest on its assets deposited with the broker.  At December 31, 2008 and 2007, cash held at the clearing broker in the amount of $12,904,247 and $6,278,993, respectively, serves to satisfy margin requirements.

Note 7.                  Trading Activities and Related Risks

The Fund is exposed to both market risk, the risk arising from changes in the market value of the financial instruments, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

Market Risk:  The Fund engages in the speculative trading of derivative financial instruments that involve varying degrees of off balance sheet market risk whereby changes in the market values of the underlying commodities may result in changes in the value of the derivative financial instruments in excess of the amounts reflected in the statements of financial condition.  Theoretically, the Fund is exposed to a market risk equal to the notional value of futures and forward contracts purchased and unlimited liability on such contracts sold short.  As both a buyer and seller of options, the Fund pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.  Written options expose the Fund to potentially unlimited liability; for purchased options, the risk of loss is limited to the premiums paid.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Notes to Financial Statements

Note 7.                  Trading Activities and Related Risks, Continued

Credit Risk and Concentration of Credit Risk:  Credit risk arises primarily from the potential inability of counterparties, such as clearing brokers, banks or other financial institutions, to perform in accordance with the terms of a contract.  The Fund's exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Fund has a gain.  Exchange traded financial instruments, such as financial futures, generally do not give rise to significant counterparty exposure due to daily cash settlement procedures for daily gains and losses and the margin requirements of the individual exchanges.  The Fund clears all of its trades through a broker.  In the event this broker does not fulfill its obligations, the Fund may be exposed to risk.

The Fund maintains deposits with high quality financial institutions in amounts that are in excess of federally insured limited; however, the Fund does not believe it is exposed to any significant credit risk.

The Managing Member has established procedures to actively monitor the creditworthiness of the counterparties with which it conducts business in order to minimize market and credit risks.  The Non-Managing Members bear the risk of loss only to the extent of the value of their respective investments and, in certain, circumstances, distributions and redemptions received.

Note 8.                  Financial Highlights

Financial highlights for Non-Managing Members of the Fund for the year ended December 31, 2008 and period from May 8, 2007 to December 31, 2007 follow.

	2008	2007

Total return	(42.06)%	27.00%

Ratios to average members' equity (net assets)
Expenses, including servicing fees (2007 annualized) (1)	.88%	1.43%
Net investment income (2007 annualized) (2)	1.79%	2.69%

Each ratio is calculated for the Non-Managing Members taken as a whole.  Total return is based on the change in value during the period of a theoretical investment made at the beginning of each calendar month during the year.  The computation of an individual Non-Managing Member's ratios may vary from the ratios calculated above based on the timing of capital transactions.

(1)	The ratio of operating expenses to average members' equity (net asset) values does not include brokerage commissions.

(2)	Net investment income does not include net realized and unrealized gains and losses and the related brokerage commissions of the Fund.

Note 9.                  Indemnifications

In the normal course of business, the Fund enters into contracts that contain a variety of representations and warranties that provide indemnifications under certain circumstances.  The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred.  The Managing Member expects the risk of loss to be remote.

RICI® Linked – PAM Advisors Fund, LLC
RICI® Linked – PAM Total Index Series

Notes to Financial Statements

Note 10.                  Subsequent Events

Subsequent to year-end, subscriptions and redemptions of interests were $4,910,619 and $1,534,174, respectively.